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                                                                                     OMB APPROVAL
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                                                                                     OMB Number........3235-0287
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FORM 4                                 U.S. SECURITIES AND EXCHANGE COMMISSION
-------                                           Washington D.C.  20549

[ ] Check this box if                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    no longer Subject
    to Section 16.      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    Form 4 or Form 5      Section 17(a) of the Public Utility Holding Company Act of 1935 or
    obligations may               Section 30(h) of the Investment Company Act 1940
    Continue. See
    Instructions 1(b)
- ------------------------------------------------------------------------------------------------------------------------------|
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol   |6.Relationship of Reporting Person(s)   |
|                                        |                                             |  to Issuer (Check all Applicable)      |
|  Hardt         Herbert         A.      |  eRoomSystem Technologies, Inc. (ERMS)      |                                        |
|----------------------------------------|---------------------------------------------| _X_ Director       ___ 10% Owner       |
|   (Last)        (First)        (MI)    |3.IRS Identification  |4.Statement for       |                                        |
|                                        | Number of Reporting  |  Month/Year          | ___ Officer (give  ___ Other           |
|                                        | Person, if any entity|                      |       title below)     (Specify below) |
|   c/o 737 Third Avenue, 16th Floor     |  (Voluntary)         |   February 2003      |                                        |
|----------------------------------------|                      |                      |                                        |
|          (Street)                      |                      |----------------------|----------------------------------------|
|                                        |                      |5.If Amendment,Date of|7.Individual or Joint/Group Filing      |
|                                        |                      | Original (Month/Year)|  (Check Applicable Line)               |
|                                        |                      |                      |                                        |
| New York         New York     10017    |                      |                      | _X_ Form filed by One Reporting Person |
|----------------------------------------|                      |                      |                                        |
|  (City)            (State)     (Zip)   |                      |                      | ___ Form filed by More than one        |
|                                        |                      |                      |     Reporting Person                   |
|----------------------------------------|----------------------|----------------------|----------------------------------------|
|                                                                                                                               |
|                                       TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned        |
|-------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security         |2.Transac-   |   3.Trans.  |4.Security Acquired (A)or |5.Amount of    |6.         |7.Nature of    |
|  (Instr. 3)                |  tion Date  |    Code     |  Disposed of (D)         |  Securities   |Ownership  | Indirect      |
|                            | (Mon/Day/Yr)|   (Instr. 8)|  (Instr. 3, 4 & 5)       |  Beneficially |Form Dir.  | Beneficial    |
|                            |             |             |--------------------------|  Owned at End |(D) or     | Ownership     |
|                            |             |-------------|          |(A)or|         |  of Month     |Indirect(I)|               |
|                            |             | Code |  V   |   Amount |(D)  |Price    |               |           |               |
|                            |             |-------------|--------------------------|               |           |               |
|                            |             |      |      |          |     |         |               |           |               |
|                            |             |      |      |          |     |         | (Instr. 3&4)  | (Instr. 4)| (Instr. 4)    |
|                            |             |      |      |          |     |         |               |           |
|----------------------------|-------------|------|------|--------------------------|---------------|-----------|---------------|
|----------------------------|-------------|------|------|----------|-----|---------|---------------|-----------|---------------|
|Common Stock                |             |      |      |          |     |         | 250,000       |    (D)    |               |
|                            |             |      |      |          |     |         |               |           |               |
|                            |             |      |      |          |     |         |               |           |               |
|----------------------------|-------------|------|------|----------|-----|---------|---------------|-----------|---------------|
|Common Stock                |             |      |      |          |     |         |               |           |               |
|(Note 1)                    |2/27/03      |  J   | V    |13,043    | (A) | $0.23   |  13,043       |    (D)    |               |
|                            |             |      |      |          |     |         |               |           |               |
|----------------------------|-------------|------|------|----------|-----|---------|---------------|-----------|---------------|
|Common Stock                |             |      |      |          |     |         |   2,778       |    (D)    |               |
|(Note 1)                    |2/27/03      |  J   | V    |  2,778   | (A) | $0.18   |               |           |               |
|                            |             |      |      |          |     |         |               |           |               |
|----------------------------|-------------|------|------|----------|-----|---------|---------------|-----------|---------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v)

Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


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
FORM 4 (continued)        TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, covertible securities)
-------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Trans- |5.Number of      |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|action   | Derivative      |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |Code     | Securities      |and        |  Securities         |Security  |Derivative|Form| Indirect |
|(Instr. 3)|Price of |(Mon/|(Instr.8)| Acquired (A) or |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  |Day/ |         | Disposed of (D) |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         | (Instr. 3, 4& 5)|(Mon/Day/  |                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                 | Year)     |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                 |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                 |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|-----------------|Date |Exp. |  Title   |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |  (A)   |  (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|Option/   |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|Right to  |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|Buy        | $7.80  |     |    |    |        |        |8/2/ |8/2/ |  Common  |          |          |          |    |          |
|          |         |     |    |    |        |        |01   |05   |  Stock   |  90,000  |          |  90,000  |(I) |  (Note 2)|
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|Option/   |         |     |    |    |        |        |12/  |12/  |          |          |          |          |    |          |
|Right to  |         |     |    |    |        |        |31/  |31/  | Common   |          |          |          |    |          |
|Buy       |  $0.26  |     |    |    |        |        |01   |11   | Stock    | 100,000  |          | 100,000  |(I) |  (Note 2)|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|Option/   |         |     |    |    |        |        |6/13/|6/13/| Common   |          |          |          |    |          |
|Right to  |         |     |    |    |        |        |02   |12   | Stock    |  5,000   |          |   5,000  |(D) |          |
|Buy       |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |  $1.02  |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|Option/   |         |     |    |    |        |        |7/29/|7/29/| Common   |          |          |          |    |          |
|Right to  |         |     |    |    |        |        |02   |12   | Stock    | 25,000   |          |  25,000  |(D) |          |
|Buy       |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|(Note 3)  |  $0.40  |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|


Explanation of Responses:

Note 1: On February 27, 2003, eRoomSystem Technologies, Inc. (the "Company") issued Mr. Hardt 13,043 and 2,778 shares of common stock at a purchase price of $0.23 and $0.18 per share, respectively. The shares of common stock were issued in consideration for outstanding board of director fees, and such issuances were previously approved by the disinterested members of the Board of Directors.

Note 2: Indirect beneficial ownership through Monness, Crespi & Hardt,
        Inc.

Note 3: On July 29, 2002, eRoomSystem Technologies, Inc. (the "Company") granted Mr. Hardt an option to purchase 25,000 shares of the Company's $.001 par value common stock under the Company's 2000 Stock Option and Incentive Plan. The option is fully vested and exercisable as of the date of grant. The grant is exempt under Rule 16b-3.



**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                     /s/ Herbert A. Hardt              2/28/03
                                     ------------------------------- ----------
                                     **Signature of Reporting Person    Date
                                       Herbert A. Hardt

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